As filed with the Securities and Exchange Commission on August 18, 1999
                                                   Registration No. 333-

    ========================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                    ---------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                    ---------

                            DOLLAR TREE STORES, INC.
             (Exact name of registrant as specified in its charter)

             VIRGINIA                                  5331
  (State or Other Jurisdiction of          (Primary Standard Industrial
  Incorporation or Organization)            Classification Code Number)

                                   54-1387365
                                (I.R.S. Employer
                               Identification No.

          500 VOLVO PARKWAY, CHESAPEAKE, VIRGINIA 23320, (757) 321-5000 (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                    Registrant's Principal Executive Offices)

       FREDERICK C. COBLE, SENIOR VICE PRESIDENT - CHIEF FINANCIAL OFFICER
          500 VOLVO PARKWAY, CHESAPEAKE, VIRGINIA 23320, (757) 321-5000
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                              of Agent for Service)

                            ------------------------

                                   Copies to:
                            WILLIAM A. OLD, JR., ESQ.
                             HOFHEIMER NUSBAUM, P.C.
                         999 WATERSIDE DRIVE, SUITE 1700
                             NORFOLK, VIRGINIA 23510
                            TELEPHONE: (757) 629-0613
                            FACSIMILE: (757) 629-0660

                                  ------------

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                                  ------------

                         CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------
                                             Proposed            Proposed
                      Number of Shares        Maximum             Maximum
  Title of Shares           to Be         Offering Price         Aggregate          Amount of
 to Be Registered        Registered        per Share(1)      Offering Price(1)  Registration Fee
--------------------------------------------------------------------------------------------------


Common Stock......       501,600               $38.22            $19,171,152        $5,655.49

--------------------------------------------------------------------------------------------------


(1) Estimated pursuant to paragraph (c) of Rule 457 solely for the purpose of calculating the registration fee, based upon the average of the reported high and low sales prices for a share of Common Stock on August 16, 1999, as reported on the Nasdaq National Market.

                                  ------------

         The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereunder become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

==========================================================================

                  SUBJECT TO COMPLETION, DATED AUGUST 18, 1999


                             Preliminary Prospectus

         The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state jurisdiction where the offer or sale is not permitted.




                                 501,600 Shares

                            Dollar Tree Stores, Inc.

                                  Common Stock


         This prospectus relates to the public offering, which is not being underwritten, of 501,600 shares of our common stock which is held by some of our current shareholders.

         The prices at which such shareholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.

         Our common stock is quoted on the Nasdaq National Market under the symbol "DLTR" On August 16, 1999, the average of the high and low price for the common stock was $38.22.

         Investing in the common stock involves a high degree of risk. See "Risk Factors" beginning on page 4.

                         -------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                         -------------------------------



    =========================================================================
                 The date of this prospectus is August __, 1999.

                          CERTAIN INTRODUCTORY MATTERS

         References to "we," "our" and "the company" generally refer to Dollar Tree Stores, Inc. and its direct and indirect subsidiaries on a consolidated basis. References to "Dollar Tree" and "98 CENTS Clearance Centers" generally refer to the distinct store types.

         Dollar Tree(R), 98 CENTS Clearance Centers(R), Only $One(R) and their respective logos are registered trademarks of the Company. Other trademarks referenced herein are trademarks of their respective legal owners.

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by Dollar Tree, any selling shareholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

         We have made "forward-looking statements" in this document (and certain documents we refer to in this document) as that term is used in the Private
Securities Litigation Reform Act of 1995. Such statements are based on the beliefs and assumptions of our management, and on information currently available to our management. The assumptions, beliefs and current information could be mistaken.

         Forward-looking statements include the information concerning our operations, economic performance and financial condition and also include any statements preceded by, followed by or including words such as "believe," "anticipate," "expect," "intend," "plan" or "estimate." Any statements concerning the anticipated performance of the Company in future periods could be inaccurate and are subject to risks relating to, among other things:

          o possible difficulties in meeting our expansion goals, including anticipated store openings, growth in same-store sales, and development of large-format stores;

          o dependence on imports and vulnerability to import tariffs and restrictions, particularly non-renewal of normal trade relations, the possible imposition of punitive duties, and factors relating to China;

          o adverse economic factors and increases in our costs, including shipping rate increases, possible increases in the minimum wage, and general inflation;

          o    potentially  limited   availability  of  low-cost,   high-quality
               merchandise;

          o the capacity and the performance of our distribution system and its ability to cope with our expansion plans as well as unforeseen difficulties;

          o    increasing competition in the discount retail market; and

          o the potential failure of the computer systems that support our business (including systems supporting our vendors and suppliers both in the United States and abroad) to recognize the year 2000.

         For additional discussion of the factors that could affect our actual results, performance or actions, see "Risk Factors" in this prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" in the documents incorporated by reference into this prospectus.

                                   THE COMPANY

         Dollar Tree's principal executive offices are located at 500 Volvo Parkway, Chesapeake, Virginia 23320. Dollar Tree's telephone number is (757) 321-5000.


                                  RISK FACTORS

         An investment in our company involves a high degree of risk. You should carefully consider the specific risk factors listed below, together with the cautionary statements on the inside front cover of this prospectus and the other information included or incorporated in this prospectus before purchasing the common stock.


We may not be able to meet our aggressive expansion goals

         Our continued growth will be jeopardized if we cannot continue to aggressively and steadily expand the number of our stores and related support systems in a profitable and efficient manner. We expect to add 230 to 235 stores during 1999, bringing our total number of stores to 1,386 to 1,391. Management believes that the Company is well positioned to operate our new stores and expand our support systems profitably and efficiently. However, we may not achieve our targets for opening new stores in this or future years and we may not anticipate all the changing demands that our expanding operations will impose on our systems and personnel. Our failure to efficiently and profitably execute our expansion plans could have a material adverse effect on our business and results of operations.

         We expect the primary source of our future revenue growth to be new store openings. As a fixed $1.00 price point retailer, we cannot increase the sales price of our merchandise to support revenue growth. Moreover, we believe that future increases in sales at our existing stores, if any, will be lower than those experienced in the past, increasing the importance of new store openings to our growth.

         Managing our future growth has become more complex because we are now operating "large format" stores to supplement our traditional Dollar Tree stores. The new format includes stores ranging from 7,000 to 14,000 square feet in size and generally sells more consumable merchandise. Through recent mergers we have also added sixty-six "98 Cents Clearance Center" stores on the West Coast and twenty-four "Only $One" stores in New York -- substantially all of which are large format stores.

         In expanding our store base and deploying the larger format, we are likely to encounter numerous challenges. Some of these challenges may be difficult to manage in the context of our aggressive growth plans. Still others may be impossible to manage as they are entirely controlled by outside economic factors. Our success depends on whether we can, among other things:

          o supply an ever increasing number of stores with the proper mix and amount of merchandise -- a task made even more difficult now that we operate stores from coast to coast and use two store formats,

          o    hire,  train  and  retain  an  increasing   number  of  qualified
               employees -- including associates, managers, and executives -- at affordable rates of compensation,

          o    obtain  an  increasing   quantity  of  high  quality,   low  cost
               merchandise,

          o identify, secure leases for, build-out, and open suitable store sites on a timely basis and on favorable terms,

          o successfully locate and operate stores in new geographic markets, where we have no or only limited store operations, and in our established geographic markets, where some of our new stores may compete with our existing stores for customers, and

          o expand internal store support systems, such as new distribution centers, in an efficient, timely and economical manner.


Adverse economic conditions such as inflation could affect our business

         Our future success depends on our ability to manage the effect of future changes in economic conditions both in the United States -- where we sell merchandise -- and in Asia -- where we buy a large portion of our merchandise. Inflation, particularly in the areas of operating, labor and merchandise costs, also affects our business significantly. For example, increases in hourly minimum wage rate and trans-Pacific shipping rates in recent years have increased our payroll and shipping costs.

         The federally mandated minimum wage increased by $0.50 per hour on October 1, 1996 and by an additional $0.40 per hour on September 1, 1997. These changes increased payroll costs by approximately $5 million in 1998. Proposals now before the U.S. Congress call for increasing the federal minimum wage by an additional $1.00 an hour over two or three years. We expect that this or any comparable increase in the minimum wage, if eventually passed into law, would significantly increase our payroll costs.

         In May 1998, a trans-Pacific ocean-shipping cartel imposed a freight rate increase on U.S. imports from Asia. Effective May 1, 1999, the cartel imposed a further rate increase. We believe the new rates will increase our shipping costs by approximately $4 million in 1999.

         As a fixed price point retailer, we cannot raise the price of our merchandise to offset cost increases. Instead, we attempt to offset a cost increase in one area by finding cost savings or operating efficiencies in another area. We cannot assure you that we will be able to realize future cost savings or operating efficiencies that will offset all future cost increases. Our failure to realize offsetting cost savings or operating efficiencies could have a material adverse effect on our business and results of operations.


We rely heavily on imported merchandise, especially from China

         Our future success also depends on whether we can import an increasing quantity of quality merchandise at favorable costs. We rely heavily on foreign direct and indirect imports, which account for a majority of our inventory. China is the source of a substantial majority of our direct imports and, we believe, it is also the largest source of our indirect imports. We primarily import goods from Hong Kong and Taiwan (through which our Chinese imports flow), Thailand, Mexico, Indonesia, Italy and India.

          Imported goods are less expensive than domestic goods and have contributed significantly to our profit margins. However, imported goods present significant risks including:

          o    disruptions in the sourcing and supply of foreign goods,

          o    increases  in  the  cost  of  purchasing   or  shipping   foreign
               merchandise, and

          o inconsistent compliance by certain foreign manufacturers with U.S. laws governing the design, manufacture, packaging and labeling of products.

These risks may arise because of a variety of political and economic factors, including:

          o loss of normal trade relations, formerly known as "most favored nation" trading status, import duties, import quotas, and other trade sanctions,

          o a lack of preparedness in China and other Asian countries for the Year 2000 problem, which could result in an unstable supply of electricity, water, and other utilities and services provided by foreign governments,

          o    material shortages, work stoppages and strikes,

          o economic crises, such as those experienced by the countries of Southeast Asia beginning in 1998,

          o international disputes, such as the tensions between China and Taiwan and those which followed NATO's bombing of China's embassy in Yugoslavia, and

          o    internal political unrest.

         Chinese goods imported into the United States have been subject to favorable duties because China is granted normal trade relations. The American government reviews China's trade status on an annual basis and renewed normal trade relations with China on July 27, 1999 for another year. However, there is significant political opposition to the extension of normal trade relations with China because of a variety of issues, including China's trade surplus with the United States, its failure to open its markets adequately to U.S. businesses, its human rights record, its alleged interference in U.S. national elections, and its acquisition and sale of weapons and sensitive U.S. military technology. U.S. government officials testified in June 1999 that ending normal trade relations with China would raise tariffs on Chinese products from their current trade-weighted average of 4% to an estimated 44%, and, depending on the extent of the tariffs and the nature of the goods affected, such an increase could impose significantly higher purchasing costs on our company.

         In addition, the United States could impose trade sanctions on Chinese goods. In 1995, the United States threatened to impose punitive trade tariffs on certain categories of Chinese goods in response to China's failure to protect the intellectual property of American businesses.

         In the event the potential risks described above actually arise, we believe we could find alternative sources of supply to our imports that become unavailable or too costly. However, the transition to alternative sources of supply may not occur in time to meet our demands and products from alternative sources may be of lesser quality and more expensive than those we currently import, which could have a material adverse effect on our business and results of operations.


We may have difficulty obtaining enough quality, low-cost merchandise

         Our future success depends upon our ability to select and purchase quality merchandise at attractive prices to maintain a balance of regularly available core products and a changing mix of fresh merchandise at the $1.00 price point. We have historically been able to locate and purchase quality merchandise, but such merchandise may not be available in the future, or it may not be available in quantities necessary to accommodate the expansion of our company. We do not have continuing contracts for the purchase of merchandise and must continuously seek out buying opportunities from both our existing suppliers and new sources, for which we compete with wholesalers, discount chains, mass merchandisers, food markets, drug chains, club stores, other retailers and various small privately-held companies and individuals. Although we are not dependent on any single supplier or group of suppliers, our business and results of operations could be adversely affected by a disruption in the availability of sufficient quantities of high quality, affordable merchandise.


We could encounter unforeseen disruptions or costs in receiving and distribution

         Our future success also depends on whether we obtain inventory from suppliers and ship them to our stores in a timely and cost efficient manner. Substantially all of our inventory is shipped or picked-up directly from suppliers and delivered to our distribution centers in Chesapeake, Virginia, Olive Branch, Mississippi, North Highlands, California and Chicago, Illinois. The inventory is then processed and distributed to our stores. The orderly operation of our receiving and distribution process depends on effective management of our distribution centers and strict adherence to shipping schedules (especially those from Asia).

         Our rapid growth places significant pressure on our distribution and receiving systems. Some of the factors that could have an adverse effect on our distribution and receiving systems are:

          o Expansion, replacement and addition of distribution centers. The distribution center in North Highlands, California is currently near its maximum capacity. During the first quarter of 2000, we expect to replace the North Highlands facility with a leased distribution center now under construction in Stockton,
               California. Management expects the Stockton facility will eventually service 300 to 400 large format stores when it is fully automated. In the foreseeable future, we will be required to expand, replace and build other distribution centers on a tight and demanding time schedule in order to accommodate our aggressive growth plans.

          o Costs associated with replaced distribution center sites. We will remain liable for rent and pass-through costs under the North Highlands lease until June 2008, at a current annual cost of approximately $641,000. We may not be able to secure an acceptable sublease for this site or other leased sites we may replace in the future.

          o Shipping disruptions. The economic crisis in Southeast Asia resulted in a shipping container shortage in 1998. We can give no assurance that shipping disruptions will not occur in the future. We may be forced to alter our shipping schedules in the future to react to shipping disruptions. In turn, this could create bottlenecks in the receipt of goods by the distribution centers and adversely affect the orderly and timely distribution of goods to our stores.

          o Unionization of our work force. From time to time, the International Brotherhood of Teamsters has actively attempted to organize our employees at our Chesapeake and Chicago distribution centers. Unionization of a portion of our distribution center workforce could result in labor disagreements that could cause a disruption in the receipt or distribution of merchandise.

          o Natural or man-made disasters. A fire, explosion, hurricane, tornado, flood, earthquake or other disaster at our distribution facilities could result in a significant disruption in the receipt and distribution of goods. The facilities in California and Mississippi are susceptible to earthquakes and the facilities in Mississippi and Virginia are susceptible to hurricanes. Although we maintain business interruption and property and casualty insurance, a disaster could significantly disrupt the distribution of goods to our stores for an extended period of time.

Although management believes that our receiving and distribution process is efficient and well-positioned to support our expansion plans, there is little excess capacity in our current systems. We may not be able to anticipate or respond to all the changing demands of our expanding operations or to events beyond our control. Any of the foregoing risks could have a material adverse effect on our business and results of operations.


We expect to encounter increasing competition

         The retail industry is highly competitive. Our competitors include mass merchandisers (such as Wal-Mart), discount stores (such as Dollar General), closeout stores (such as Odd Lots and Big Lots) and other variety stores. In past years, our principal competitors have not been other single price point retailers. However, we expect that the expansion plans of other single price point retailers will bring us increasingly into direct competition. Increased competition could have a material adverse effect on our business and results of operations.


We may experience disruptions caused by the failure of computers to recognize the year 2000

         Our company and our suppliers use computer software programs for a variety of essential tasks, such as purchasing, distribution, store management, financial systems and various administrative functions. Software applications in these computers may be unable to interpret the upcoming calendar year 2000 and beyond properly. We are in the process of evaluating and adjusting or replacing all of our known date-sensitive systems for year 2000 compliance. We believe the total costs of modifying our current systems will not exceed $275,000 and that we will not have to defer any information technology projects to address the year 2000 issue. However, we cannot guarantee that unknown problems will not arise, resulting in remediation costs or disruptions of our business that could have a material adverse effect on our business and results of operations.

         Additionally, we are continuing to communicate with service providers and domestic suppliers of merchandise to assess their Year 2000 readiness and the extent to which we may be vulnerable to any third parties' failure to correct their own Year 2000 issues. Many of these parties have stated that their ability to supply us will not be affected by the Year 2000 issue. However, we cannot be sure of their timely compliance and our operations could suffer due to the failure of a significant third part to become Year 2000 compliant.

         We feel we are unable to adequately assess the potential effect of Year 2000 problems on our international suppliers, particularly in China. Several recent studies suggest that the preparedness of China and other Asian countries is considerably less than that of the United States and Europe, particularly in the fields of manufacturing and utilities. We cannot predict the duration or severity of any disruptions which may occur in China or the home countries of our other overseas suppliers. In addition, we have evaluated the preparedness of third parties who handle our international merchandise shipping for China. We believe these third parties are substantially Year 2000 compliant.

         Although we anticipate that minimal business disruption will occur as a result of Year 2000 issues, possible consequences include, but are not limited to, loss of communications links with store locations, customs delays, loss of electric power, and the inability to process transactions or engage in similar normal business activities. In addition, the United States and other world economies could witness unusual purchasing patterns or other disruptions if large numbers of consumers believe interruptions in power, communications, water or food supplies are likely, regardless of the actual risks. Any such disruptions could affect our business operations. With the substantial completion of the assessment, implementation and testing phases of our plan, we are now in the process of analyzing reasonably likely worst-case scenarios in order to establish appropriate contingency plans. We expect to establish any needed contingency plans by early in the fourth quarter of 1999.

         The Year 2000 problem, particularly a failure in our normal merchandise supply chain from China or other overseas suppliers, could have a material adverse effect on our business and results of operations.

         Note: This section is a Year 2000 readiness disclosure as defined under the Year 2000 Information and Readiness Disclosure Act of 1998.


                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of common stock in this offering.


                              PLAN OF DISTRIBUTION

         Dollar Tree is registering all 501,600 shares on behalf of certain selling shareholders. All of the shares were issued by us in connection with our acquisition of Tehan's Merchandising, Inc. Our wholly-owned subsidiary merged with Tehan's Merchandising, which as the surviving corporation changed its name to Dollar Tree New York, Inc. and became our wholly-owned subsidiary. Dollar Tree will receive no proceeds from this offering. The Selling Shareholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling security holder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus (collectively, the "Selling Shareholders") may sell the shares from time to time. The Selling Shareholders will act independently of the company in making decisions with respect to the timing, manner and size of each sale.

The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

          o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

          o purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus,

          o an exchange distribution in accordance with the rules of such exchange,

          o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

          o in privately negotiated transactions, including but not limited to exchange trusts or similar exchange vehicles.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the Selling Shareholders may arrange for other broker-dealers to participate in the resales.

         The Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Shareholders have advised the company that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by Selling Shareholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each Selling Shareholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the Selling Shareholders. The company will make copies of this prospectus available to the Selling Shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         The company will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act upon being notified by a Selling Shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

          o    the  name  of  each   such   Selling   Shareholder   and  of  the
               participating broker-dealer(s),

          o    the number of shares involved,

          o    the price at which such shares were sold,

          o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

          o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

          o    other facts material to the transaction.

         In addition, upon being notified by a Selling Shareholder that a donee or pledgee intends to sell more than 500 shares, the company will file a supplement to this prospectus.

         The company will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act. The Selling Shareholders have agreed to indemnify certain persons, including broker-dealers and agents, against certain liabilities in connection with the offering of the shares, including liabilities arising under the Securities Act.


                              SELLING SHAREHOLDERS

         The following table sets forth the number of shares owned by each of the Selling Shareholders. None of the Selling Shareholders has had a material relationship with Dollar Tree within the past three years other than as a result of the ownership of the shares or other securities of Dollar Tree. No estimate can be given as to the amount of shares that will be held by the Selling Shareholders after completion of this offering because the Selling Shareholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the Selling Shareholders named below.


                              Number of Shares  Percent of     Number of Shares
                              Beneficially      Outstanding    Registered for
Name of Selling Shareholder   Owned             Shares         Sale Hereby(1)
---------------------------   ----------------  -----------    ----------------

Basil Tehan (2)               100,320           *              100,320
Fred Tehan (2)                100,320           *              100,320
Richard Tehan (2)             100,320           *              100,320
Robert Tehan (2)              100,320           *              100,320
Steven Tehan (2)              100,320           *              100,320
                              =======           ======         =======
         Total                501,600           *              501,600

*        Represents beneficial ownership of less than 1%.

(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of Dollar Tree's outstanding shares of common stock.
(2) The figure for each Selling Shareholder includes 5,016 shares held of record by Steates, Remmell, Steates & Dziekan, a New York partnership, as escrow agent under an Escrow Agreement dated June 30, 1999. Such shares held by the escrow agent may be sold under this prospectus for the benefit of the shareholder, provided the proceeds from such sale will be held until at least June 30, 2000 as security for the shareholder's indemnification obligations under the Escrow Agreement and the Merger Agreement dated June 15, 1999, as amended on June 22, 1999, with Dollar Tree.

                                  LEGAL MATTERS

          The validity of the securities offered hereby will be passed upon for Dollar Tree by Hofheimer Nusbaum, P.C., Norfolk, Virginia.

                                     EXPERTS

         The consolidated financial statements of Dollar Tree Stores, Inc. and subsidiaries as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public from our web site at http://www.dollartree.com or at the SEC's web site at http://www.sec.gov.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until our offering is completed.

          1. Annual Report on Form 10-K for the year ended December 31, 1998, filed March 25, 1999, including certain information in Dollar Tree's Definitive Proxy Statement in connection with Dollar
               Tree's 1999 Annual Meeting of Shareholders and certain information in Dollar Tree's Annual Report to Shareholders for the fiscal year ended December 31, 1998;

          2. Dollar Tree's Quarterly Reports on Form 10-Q for the quarter ended March 31, 1999, filed May 13, 1999 and for the quarter ended June 30, 1999, filed August 10, 1999;

          3. Dollar Tree's Current Reports on Form 8-K filed April 27, 1999, June 10, 1999, and July 22, 1999; and

          4. The description of Dollar Tree common stock contained in its registration statement on Form 8-A filed February 28, 1995, including any amendments or reports filed for the purpose of updating such descriptions.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                              Dollar Tree Stores, Inc.
                              Shareholder Services
                              500 Volvo Parkway
                              Chesapeake, Virginia  23320
                              (757) 321-5000

         You should rely only on the information incorporated by reference or provided in this prospectus or the prospectus supplement. We have authorized no one to provide you with different information. You also should not assume that the information in this prospectus or the prospectus supplement is accurate as of any date other than the date on the front of the document.

====================================       ====================================

                                                   501,600 Shares



 -------------------------------
                                                Dollar Tree Stores, Inc.
       TABLE OF CONTENT

 -------------------------------                       Common Stock


                                   Page
                                   ----                ------------

                                                        PROSPECTUS
Certain Introductory Matters          2
                                                       ------------
A Warning about Forward-Looking
Statements                            3

The Company                           4              August    , 1999

Risk Factors                          4

Use of Proceeds                       9

Plan of Distribution                  9

Selling Shareholders                 12

Legal Matters                        12

Experts                              12

Where You Can Find More Information  13






====================================     =====================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by Dollar Tree in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.


         SEC Registration fee                        $ 5,655.00
         Legal fees and expenses                      30,000.00
         Accounting fees and expenses                 10,000.00
         Miscellaneous                                11,845.00
                                                      =========
         Total                                       $57,500.00


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         To the full extent permitted by the Virginia Stock Corporation Act, the Articles of Incorporation require Dollar Tree to indemnify its officers and directors. Article V of the Articles of Incorporation provides that any director or officer who was or is a party to any proceeding shall be indemnified by Dollar Tree against any liability incurred by him in connection with such proceeding unless he engaged in willful misconduct or a knowing violation of the criminal law. Dollar Tree is also required to promptly pay for or reimburse all reasonable expenses, including attorneys' fees, incurred by a director or officer in advance of final disposition of the proceeding if the director or officer furnishes Dollar Tree with a written statement of his good faith belief that he has met the standard of conduct that is a prerequisite to his entitlement to indemnification and agrees to repay the advance if it is ultimately determined that he did not meet such standard of conduct. Dollar Tree is authorized to purchase and maintain insurance to insure Dollar Tree against its indemnification obligation, or insure any person who is or was a director, officer, employee, or agent of Dollar Tree against any liability asserted against or incurred by him in any such capacity or arising from his status as such, whether or not Dollar Tree has the power to indemnify him against such liability. Dollar Tree has directors and officers liability insurance. Dollar Tree is also empowered, by a majority vote of a quorum of disinterested directors, to enter into a contract to indemnify any director or officer against liability, whether occurring before or after the execution of the contract. Except to the extent contrary to the Articles of Incorporation or Virginia Stock Corporation Act, Dollar Tree is not prevented or restricted from making or providing for indemnities in addition to those provided in the Articles of Incorporation.

ITEM 16. EXHIBITS

         Exhibit
         Number                            Exhibit Title
         -------                            ----------

          2.1 Merger Agreement by and among Dollar Tree Stores, Inc., Dollar Tree New York, Inc., Tehan's Merchandising, Inc. ("Tehan's") and the Shareholders of Tehan's ("Shareholders") dated June 15, 1999 (incorporated by reference from Dollar Tree's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed August 10, 1999)
          2.2 Amendment to Merger Agreement dated June 22, 1999 by and among Dollar Tree Stores, Inc., Dollar Tree New York, Inc., Tehan's and the Shareholders
          5.1  Opinion of Hofheimer Nusbaum, P.C.
         10.1 Escrow Agreement by and among Dollar Tree Stores, Inc., Steates, Remmell, Steates & Dziekan, Richard J. Tehan, and the Shareholders dated June 28, 1999
         10.2 Registration Rights Agreement by and among Dollar Tree Stores, Inc. and the Shareholders dated June 28, 1999
         23.1  Consent of KPMG LLP
         23.2 Consent of Hofheimer Nusbaum, P.C. (included in the Opinion of Hofheimer Nusbaum, P.C. filed as Exhibit 5.1 hereto)
         24.1 Power of Attorney (included on page II-4 of this registration statement)

ITEM 17. UNDERTAKINGS

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement, or the most recent post-effective amendment thereof, which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Commonwealth of Virginia, on the 18th day of August, 1999.

                                     DOLLAR TREE STORES, INC.

                                     By /s/ Macon F. Brock, Jr.
                                        -----------------------
                                        Macon F. Brock, Jr.
                                        President and Chief Executive Officer

         The registrant and each person whose signature appears below constitutes and appoints Macon F. Brock, Jr. and H. Ray Compton, and any agent for service named in this registration statement and each of them, his, her or its true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him, her or it and in his, her, or its name, place and stead, in any and all capacities, to sign and file (i) any and all amendments (including post-effective amendments) to this registration statement and (ii) any registration statement relating to the offering covered by this registration statement deemed effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933 and any and all amendments (including post-effective amendments) thereto, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he, she, or it might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                                    Title                                 Date

/s/ J. Douglas Perry                Chairman of the Board; Director           August 18, 1999
______________________________
J. Douglas Perry

/s/ Macon F. Brock, Jr.              President and Chief Executive            August 18, 1999
______________________________       Officer; Director (principal
Macon F. Brock, Jr.                  executive officer)

/s/ H. Ray Compton                   Executive Vice President; Director       August 18, 1999
______________________________
H. Ray Compton

/s/ Frederick C. Coble              Senior Vice President - Chief             August 18, 1999
______________________________      Financial Officer (principal
Frederick C. Coble                  financial and accounting officer)


/s/ John F. Megrue                  Vice Chairman; Director                   August 18, 1999
______________________________
John F. Megrue

/s/ Richard G. Lesser               Director                                  August 18, 1999
______________________________
Richard G. Lesser

______________________________      Director                                  August __, 1999
Thomas A. Saunders, III

/s/ Alan L. Wortzel                 Director                                  August 18, 1999
______________________________
Alan L. Wurtzel

______________________________      Director                                  August __, 1999
Frank Doczi


                                INDEX TO EXHIBITS



         Exhibit
         Number                            Exhibit Title
         -------                            ----------

          2.1 Merger Agreement by and among Dollar Tree Stores, Inc., Dollar Tree New York, Inc., Tehan's Merchandising, Inc. ("Tehan's") and the Shareholders of Tehan's ("Shareholders") dated June 15, 1999 (incorporated by reference from Dollar Tree's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 1999, filed August 10, 1999)
          2.2 Amendment to Merger Agreement dated June 22, 1999 by and among Dollar Tree Stores, Inc., Dollar Tree New York, Inc., Tehan's and the Shareholders
          5.1  Opinion of Hofheimer Nusbaum, P.C.
         10.1 Escrow Agreement by and among Dollar Tree Stores, Inc., Steates, Remmell, Steates & Dziekan, Richard J. Tehan, and the Shareholders dated June 28, 1999
         10.2 Registration Rights Agreement by and among Dollar Tree Stores, Inc. and the Shareholders dated June 28, 1999
         23.1  Consent of KPMG LLP
         23.2 Consent of Hofheimer Nusbaum, P.C. (included in the Opinion of Hofheimer Nusbaum, P.C. filed as Exhibit 5.1 hereto)
         24.1 Power of Attorney (included on page II-4 of this registration statement)